Exhibit 10.9

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT (the “Agreement”) is made effective as of January 1, 2006 (the “Effective Date”), by and between TENGION, INC., a corporation organized under the laws of the State of Delaware, whose offices are located at 2200 Renaissance Boulevard, Suite 150, King of Prussia, Pennsylvania 19406 (hereinafter “Tengion”), and WAKE FOREST UNIVERSITY HEALTH SCIENCES, an educational institution organized under the laws of the State of North Carolina, whose offices are located on Medical Center Boulevard, Winston-Salem, North Carolina 27157 (“WFUHS” and, together with Tengion, the “Parties” or individually a “Party”).

WHEREAS, Tengion has entered into a license agreement dated as of October 10, 2003 (the “CHB License Agreement”) with Children’s Medical Center Corporation (“CMCC”); and

WHEREAS, Dr. Anthony Atala (“Atala”), who is an inventor or co-inventor with respect to certain of the patent rights that are the subject of the CHB License Agreement and the related inventions and technology (the “Atala Inventions”), has terminated his employment with Children’s Hospital Boston , an affiliate of CMCC, and joined the faculty at WFUHS effective as of January 1, 2004; and

WHEREAS, in order to pursue the objectives of further developing and making available to benefit the public the Atala Inventions, Tengion desires to undertake the Milestones and Studies (as defined below) at WFUHS; and

WHEREAS, the Milestones and Studies are of mutual interest and benefit to Tengion and WFUHS, will further the research and development objectives of Tengion, and will further the health care, educational and research missions of WFUHS in a manner consistent with its status as a non-profit, tax-exempt educational and research organization; and

WHEREAS, Tengion therefore desires to provide to WFUHS research funding to support the Milestones and Studies, subject to the terms and conditions stated herein; and

WHEREAS, Atala (the “Principal Investigator”) is a duly qualified investigator at WFUHS who has agreed to conduct the Milestones and Studies as Principal Investigator at WFUHS;

WHEREAS, Tengion and WFUHS have entered into a license agreement of even date herewith (the “License Agreement”) pursuant to which WFUHS has granted to Tengion, among other things, an exclusive license to any Improvement Patents (as defined in the License Agreement), with the right to grant sublicenses; and

WHEREAS, any capitalized terms not otherwise defined herein shall have the meanings given them in the License Agreement.

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NOW, THEREFORE, the Parties hereby agree as follows:

1. Scope of Work.

1.1 WFUHS will use commercially reasonable efforts to perform the experiments and studies described in the Sponsored Research Plan between Wake Forest University Health Sciences/Wake Forest Institute for Regenerative Medicine and Tengion, Inc. of even date herewith, a copy of which is attached as Appendix A and incorporated into this Agreement by reference (the “Milestones”). The Milestones shall be updated annually through the adoption of written Annual Research Plans pursuant to Paragraph 1.2 (each an “Annual Research Plan” and collectively, the “Annual Research Plans”). In addition, the Milestones (as updated and supplemented by the most recent Annual Research Plan and any prior “Studies,” as defined below) may be supplemented in writing from time to time pursuant to Paragraph 1.3 to add specific detail on the experiments and other research activities needed to achieve the Milestones (each such written supplement a “Study” and collectively, the “Studies”). The Milestones, Studies and the Annual Research Plans will be referred to collectively as the “Research.” If there is a conflict between Appendix A or any Annual Research Plan or any Study and the other terms of this Agreement, the other terms of this Agreement shall control. Tengion acknowledges that the primary mission of WFUHS is health care, education, and the advancement of knowledge.

1.2 Commencing for the second year of Term and for each year thereafter, an Annual Research Plan shall be prepared by or at the direction of Tengion and submitted to WFUHS for its review, input and approval. Tengion shall manage the preparation of each Annual Research Plan and schedule follow-up consultations and meetings with WFUHS and the Principal Investigator in a manner so that an initial draft is received by WFUHS not later than September 30 preceding the year to which the Annual Research Plan relates and the final Annual Research Plan is approved no later than December 1 preceding the year to which the Annual Research Plan relates. Each Annual Research Plan shall set forth: (i) the research objectives, experiments and activities to be performed in the year covered by the Annual Research Plan in reasonable specificity; (ii) the Party or Researchers (if known) that shall be responsible for performing such activities; (iii) a time-line for such activities and the relative priority of each activity with respect to the other activities; (iv) the proposed budget for each of the activities, which shall be consistent on an overall basis with the funding to be provided by Tengion hereunder; and (v) such other information as Tengion considers appropriate in order to direct the Research towards accomplishment of Tengion’s commercially reasonable research and development goals. Each Annual Research Plan shall be consistent with the terms of this Agreement and shall be subject to comment and approval by WFUHS, such approval not be unreasonably withheld or delayed.

1.3 From time to time, if it desires to re-direct, add greater specifity to, or otherwise modify the efforts of the Researchers in the performance of the Research, Tengion shall deliver to WFUHS and the Principal Investigator a Study to supplement the Milestones that shall describe such re-direction, specifics or modification. To the extent practicable or necessary, each Study shall contain the categories of information described in clauses (i) - (v) in Paragraph 1.2 above. Each Study shall be consistent with the terms of this Agreement and shall be subject to comment and approval by WFUHS, such approval not be unreasonably withheld or delayed. If WFUHS objects to any Study proposed by Tengion, it shall notify Tengion in writing of such objection within fifteen (15) days after it receives the Study, which written notice shall summarize in reasonable detail the basis for its objection. If WFUHS fails to so object to any Study within such fifteen (15) day period, it shall be deemed to have approved the same.

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1.4 The Parties understand that, given the nature and stage of academic research and the technology that is the subject matter of the Research, the precise course or specific results of the Research can not be predicted or guaranteed by WFUHS. Nothing contained herein shall be construed as requiring WFUHS or Principal Investigator or any WFUHS research staff to work on any project or process which is prohibited by law or by any international treaty to which the United States of America is a party or which violates requirements or conditions of the WFUHS institutional animal care and use committee, or WFUHS institutional review board, as applicable. Further, WFUHS and Principal Investigator shall conduct the Research or cause the same to be done, in accordance with all applicable laws and regulations and the provisions of this Agreement (including the Research), as well as WFUHS’s internal policies and procedures. In particular, any animals used in the Research shall be handled, housed and, if applicable, disposed of in accordance with the applicable national, regional and local regulations and guidelines.

1.5 The Parties acknowledge and agree that the data and results produced pursuant to the Research is Know-How as defined in the License Agreement. Such Know-How may be used, as provided for in the License Agreement, in Tengion’s regulatory submissions to the FDA and other governmental or regulatory authorities.

2. Key Personnel.

2.1 The Research will be performed under the direction of Principal Investigator and only by Principal Investigator and the “Researchers.” WFUHS or the Principal Investigator may involve Bona Fide Collaborators to perform portions of the Research, but only if (i) WFUHS will be responsible for such Bona Fide Collaborators’ performance under and adherence to the terms and conditions of this Agreement and the License Agreement and (ii) such Bona Fide Collaborators will owe assignment of patentable inventions and Know-How to WFUHS.

2.2 In the event Principal Investigator becomes unavailable to continue with the Research, the Parties will attempt to find a mutually acceptable substitute. In the event a mutually acceptable substitute is not found, this Agreement may be terminated in accordance with Paragraph 12.1. If Principal Investigator becomes unavailable and Tengion elects to terminate this Agreement under Paragraph 12.1 hereof and to enter into an agreement with another institution at which Principal Investigator is then employed to continue the Research, WFUHS shall provide, at Tengion’s expense, general cooperation and assistance in transferring the Research to the succeeding institution, including facilitating transfer to the succeeding institution of samples of materials (if possible), data and Know-How needed for the Research. Such transfer of materials, data and Know-How will be accomplished by execution between WFUHS and the succeeding institution of an appropriate agreement which respects WFUHS’s ownership of such items and reserves WFUHS’s rights therein.

2.3 WFUHS will exercise commercially reasonable efforts to cause the Principal Investigator and the Researchers to keep, and the Principal Investigator will exercise commercially reasonable efforts to cause the Researchers to keep, accurate scientific records, including laboratory notebooks, in accordance with WFUHS policies, sufficient to properly document the conduct and results of the Research and otherwise sufficient to determine identities of inventors and dates of inventions. Upon Tengion’s request, WFUHS will cause the Principal Investigator and the Researchers to provide Tengion with reasonable access to or copies of such Research documentation and records as may be reasonably necessary to teach Tengion and enable Tengion’s scientists to practice the Know-How and inventions arising from the Research.

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3. Term. The initial term of this Agreement is from the Effective Date through December 31, 2008 (the “Initial Term”). The Initial Term of this Agreement may be extended as follows (as so extended, the Intial Term and any extension thereof are collectively referred to herein as the “Term”):

3.1 The Initial Term of this Agreement may be extended for up to two (2) successive one-year periods at Tengion’s option, which option shall be exercised by Tengion delivering written notice of renewal to WFUHS not less than ninety (90) days prior to the expiration of the Initial Term and the first one-year renewal period.

3.2 Provided the Term of this Agreement has previously been extended through December 31, 2010, as described in Paragraph 3.1 above, the Term of this Agreement may be further extended for all or a portion of a three-year period beginning on January 1, 2011 upon the mutual written agreement of the Parties.

4. Costs and Billings. Tengion agrees to pay WFUHS a total of * in consideration for performance of the Research during the Initial Term and WFUHS’s and Principal Investigator’s compliance with the terms hereof. This shall be payable in quarterly payments (“Quarterly Payments”) of * each. Such payments will be payable on the first business day of each calendar quarter. If any Payment Date falls on a Saturday or Sunday or other banking holiday, the applicable Quarterly Payment will be made on the next day on which the banks are open. If the Initial Term is extended pursuant to Paragraph 3.1 or 3.2, the Quarterly Payments will be in an identical amount unless otherwise agreed by the Parties in writing.

4.1 WFUHS shall exercise commercially reasonable efforts to comply with the budget set forth in the Study(ies), if any.

4.2 Checks shall be made payable to: Wake Forest University Health Sciences * and will reference the Research and GTS R06-120 30969.

4.3 Checks shall be mailed to: Wake Forest University Health Sciences; Industry Relations; Attention: Administrative Assistant; Medical Center Boulevard; Winston-Salem, NC 27157.

4.4 If Tengion requires WFUHS personnel to travel in connection with the Research, in addition to the Quarterly Payments, Tengion will pay or promptly reimburse WFUHS for all reasonable expenses associated with such travel, including, but not limited to, actual travel expenses, room and board.

5. Meetings and Reports.

5.1 The Parties will exercise commercially reasonable efforts, and will cooperate reasonably with each other to teach Tengion, and enable its scientists to practice Know-How, Improvement Patents and licensed New Development Patents (i) in the case of Know-How, promptly after it is conceived, developed or reduced to practice, (ii) in the case of Improvement

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Patents, promptly after they are identified under Article 6.2 or 6.3 of the License Agreement and (iii) in the case of New Development Patents, promptly after they are licensed by Tengion, without any obligation on the part of Tengion to pay any additional consideration in connection with same; provided that such teaching does not impose unreasonable burdens on WFUHS in terms of time and resources.

5.2 During the Term of this Agreement, the Principal Investigator and such of the Researchers as are reasonably requested by OTAM or by Tengion, shall meet on a calendar quarter basis (“Quarterly Meeting”) at WFUHS in Winston-Salem, North Carolina with representatives of Tengion and, if they desire to attend, representatives of OTAM, to discuss the progress and results of the Research and to consider modifications of the Research, if any, based on such progress and results. This Paragraph 5.2 shall not be construed to prohibit the Researchers and representatives of Tengion from meeting frequently and less formally for the purposes of conducting discussions to facilitate the purposes described in Paragraph 5.1 above.

5.3 During the Term of this Agreement, the Principal Investigator will submit, or cause to be submitted, to OTAM and to Tengion, within forty-five (45) days following the end of each calendar quarter, a written technical report summarizing the status of the Research as of the end of such quarter and all material research results during such quarter. Following the first to occur of completion of the Study, expiration of the Term hereof or termination of this Agreement, WFUHS will submit a comprehensive final written Research report to Tengion. This report will be due ninety (90) days after the applicable event.

5.4

(a) Subject to Paragraph 5.4(b), during the Term of this Agreement (and for such time after the expiration or termination of the Term as is necessary to disclose all such inventions and discoveries arising during the Term), the Principal Investigator will also submit, or cause to be submitted, to OTAM only, within forty-five (45) days after the end of each quarter Invention Disclosure Forms covering the commercially relevant inventions and discoveries funded under this Agreement and made within the Licensed Field during the immediately preceding quarter. Subject to Paragraph 5.4(b), WFUHS shall furnish Tengion with copies of such Invention Disclosure Forms within forty-five (45) days following the end of the calendar quarter in which OTAM first receives such Invention Disclosure Forms. In addition, Tengion may from time to time request that inventions and discoveries first disclosed to it at a Quarterly Meeting or in a technical report delivered to it under Paragraph 5.3 be submitted by the applicable Researchers to OTAM on an Invention Disclosure Form for delivery to Tengion pursuant to the preceding sentence.

(b) The Parties understand and acknowledge that many inventions and discoveries made by the Principal Investigator or the Researchers will be patentable, but may be of trivial commercial value. Accordingly, and to avoid extraneous paperwork, only those inventions and discoveries which the Principal Investigator, the Researchers, WFUHS, OTAM or Tengion deem to be of commercial value will be subject to the requirement to submit Invention Disclosure Forms.

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5.5 In addition, WFUHS will give Tengion prompt written notice of any adverse patient safety issue and any event or matter with respect to which the U.S. Food and Drug Administration requires notice.

5.6 Subject to the terms of the License Agreement, upon Tengion’s request, the Principal Investigator will deliver or cause to be delivered to Tengion, within thirty (30) days of such request, such documentation of the Research data and results as may be reasonably required in connection with regulatory filings, publications and presentations relating to proposed or launched Licensed Products.

6. Equipment. Title to any equipment purchased by WFUHS in the performance of the Research, whether or not purchased with funds provided under this Agreement, will remain with WFUHS during the Term and after completion of the Research and will be free of all claims, liens, or encumbrances arising by, through or under Tengion. Notwithstanding the foregoing, to the extent that any such equipment (e.g. a novel bioreactor for the maturation of a tissue engineered blood vessel) involves, or its design is based on, innovation(s) by the Researchers, whether such innovation(s) is considered Know-How or is patentable, the commercial rights with respect to such innovation(s) shall be disposed of in accordance with the License Agreement. If patentable, any such innovation(s) shall be deemed to be SRA Inventions.

7. Confidentiality.

7.1 In recognition that WFUHS is a non-commercial, academic institution, Tengion agrees to limit to the extent possible the delivery of Tengion’s Confidential Information (as hereinafter defined) to WFUHS and Tengion will use commercially reasonable efforts to mark such information that is written as “confidential” or with a similar legend and, if such information is disclosed orally by Tengion, summarize such information in a writing marked “confidential” and deliver it to WFUHS within thirty (30) days after the oral disclosure. The Parties agree to hold in confidence, in accordance with this Paragraph 7, any Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement “Confidential Information” means (a) any scientific, technical, trade or business information of either Party and (b) information that is produced, discovered or developed by either Party under this Agreement. For the purpose of this Agreement, “hold in confidence” means that the Receiving Party will protect the Confidential Information in the same manner in which it protects its own confidential information of similar nature and importance, but in any event, no less than a reasonable degree of care. The Confidential Information will only be used by the Receiving Party for the purpose of performing under this Agreement and will not be used for the Receiving Party’s own purposes, except as expressly permitted in the License Agreement. The Confidential Information will remain the property of the Disclosing Party.

7.2 The obligations of the Receiving Party to maintain confidentiality will survive for five (5) years after the date on which the Confidential Information is first disclosed to the Receiving Party.

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7.3 Confidential Information does not include:

(a)	information that was already known to the Receiving Party at the time of receiving the purportedly Confidential Information, as evidenced by the Receiving Party’s written records;

(b)	information that is or becomes publicly known through no fault of the Receiving Party;

(c)	information has been or is disclosed to the Receiving Party by a third party who was not under any obligation of confidence or secrecy to the Disclosing Party at the time said third party discloses to the Receiving Party;

(d)	information that is subsequently, independently developed by employees of the Receiving Party who had no knowledge of the Confidential Information as evidenced by the Receiving Party’s written records;

(e)	information that is approved for release by written authorization of the Disclosing Party;

(f)	information that is required to be disclosed by law, order or binding process, provided that the Receiving Party shall give prompt written notice of any such proposed disclosure and cooperate in all reasonable respects relating to the Disclosing Party’s efforts to obtain a protective order or confidentiality agreement and/or to minimize or avoid such disclosure; and

(g)	information which would jeopardize patient safety or the provision of high quality health care to patients or research subjects if not disclosed, but only if the Disclosing Party is not acting with good faith and commercially reasonable diligence to make such information available to care givers, patients and research subjects.

7.4 Notwithstanding anything herein to the contrary, a Receiving Party shall be permitted to disclose Confidential Information of the Disclosing Party under obligations of confidentiality on the part of the third party recipients thereof that are no less restrictive than the obligations set forth in this Agreement (i) to such Receiving Party’s attorneys, accountants and other professional advisors and (ii) in the case of Tengion (1) to Tengion’s existing and prospective investors and their professional advisors for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and undertakings relating thereto, (2) to any person or entity who proposes to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of Tengion’s right, title and interest in, to and under this Agreement, (3) to existing or prospective research collaborators (including any corporate partner proposing to enter into a collaboration) and to clinical research organizations and other third parties in connection with the development of or obtaining regulatory approvals for any Licensed Product and (4) to any other third party for a proper business purpose, upon Tengion obtaining the prior written consent of WFUHS, which consent shall not be unreasonably withheld or delayed by WFUHS.

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8. Publications.

8.1 Notwithstanding any other provisions in this Agreement, WFUHS is free to publish, present, or use any background, methods and results arising out of the performance of the Research under this Agreement for its own instructional, research, clinical or publication objectives provided that the publication, presentation or use does not disclose any of Tengion’s Confidential Information. Solely in order to permit Tengion an opportunity to determine if a patentable invention(s) or Tengion’s Confidential Information is therein disclosed (and not as an approval right), WFUHS agrees that any proposed publication or presentation of data, results or other information relating to the Research conducted under this Agreement will be submitted to Tengion at least thirty (30) days prior to submission for publication or presentation. In the event that the proposed publication or presentation contains Tengion’s Confidential Information or subject matter as to which Tengion desires to file a patent application or as to which Tengion desires WFUHS to file a patent application, WFUHS and Principal Investigator will, upon written request from Tengion that identifies such Tengion Confidential Information or patentable subject matter within the 30-day review period, delete the relevant Tengion Confidential Information and delay the publication or presentation for a maximum of an additional sixty (60) days to allow for the filing of patent application(s).

8.2 If such proposed publications or presentations are materially revised or amended from the original version submitted under Paragraph 8.1 above, WFUHS will promptly, and as far in advance of submission of same for publication or presentation as practicable (but in no event less than one full business day), submit to Tengion such updated versions in order that Tengion may review such updated versions for newly included information upon which a patent application should be filed or Tengion’s Confidential Information. WFUHS will also provide to Tengion a copy of the manuscript, abstract, etc. in its final form as accepted by the publisher, editor, organizer, etc.

9. Intellectual Property.

9.1 It is expressly agreed that neither WFUHS nor Tengion transfers by execution or operation of this Agreement to the other Party any patent right, copyright, or other proprietary right owned prior to the Employment Date.

9.2 Inventorship of patentable intellectual property will be determined by principles of United States patent law.

9.3 Data and any patentable invention or other discovery conceived or first reduced to practice solely by Principal Investigator or any of the Researchers shall be owned solely by WFUHS. Tengion’s license rights, including its options to acquire licenses, in any patentable invention or other discovery arising from the Study solely owned by WFUHS shall be as set forth in the License Agreement.

9.4 Data and any patentable invention or other discovery conceived or first reduced to practice solely by employees of Tengion shall be owned solely by Tengion.

9.5 Any and all data and patentable invention or other discovery conceived or first reduced to practice jointly by Principal Investigator or any Researcher on the one hand and any employee or independent contractor of Tengion on the other hand shall be owned by WFUHS and Tengion jointly, subject to the rights granted, if any, to Tengion under the License Agreement.

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9.6 In accordance with WFUHS’s then current policies regarding intellectual property, WFUHS will require Principal Investigator and each Researcher to assign to WFUHS all of the right title and interest of Principal Investigator and such Researcher in any and all data, invention, discovery or other intellectual property conceived or first reduced to practice under this Agreement.

9.7 The Parties intend to perform collaborative research under this Agreement and intend that this Agreement qualify as a collaborative research agreement for the purposes of 35 U.S.C. § 103(c).

9.8 All patent applications and patents claiming all inventions and discoveries owned solely by WFUHS will be managed by WFUHS as described in Article 10 of the License Agreement.

9.9 Tengion will prepare, file, prosecute and maintain all patent applications claiming all inventions and discoveries jointly owned by WFUHS and Tengion; provided, that, (a) Tengion will provide WFUHS with a copy of any such patent applications in a timely manner for Principal Investigator’s review and comment prior to the first filing thereof, (b) Tengion will provide WFUHS with a copy of all material correspondence concerning the prosecution of such patent application(s), and (c) WFUHS will have the full right to comment upon the management of such patent application(s) including the right to comment on the precise language of the specification and claims of such applications and the inclusion or exclusion of WFUHS data in such patent applications. Provided that Tengion is in compliance with items (a), (b) and (c) of this Paragraph 9.9, Principal Investigator, each of the Researchers and WFUHS will cooperate with and provide assistance to Tengion, at no expense to WFUHS, in connection with such activities, including without limitation, execution of all documents, and performance of all acts reasonably necessary, to prepare, file, prosecute and maintain, enforce and defend such patent applications and patents. If Tengion elects not to file or thereafter prosecute or maintain any patent application or patent claiming a jointly owned invention in any country, Tengion will promptly notify WFUHS. In such event, WFUHS, at its expense, will have the right to file and prosecute such application, and/or maintain such patent, in such country, jointly in its and Tengion’s names.

10. Indemnity and Insurance.

10.1 Tengion shall, at all times during the Term of this Agreement and thereafter, indemnify, hold harmless, and defend WFUHS and its affiliates and their respective trustees, officers, directors, employees, agents, students, subcontractors and their respective successors, heirs and assigns (the “WFUHS Indemnitees”) from and against all actions, claims, losses, damages, and liabilities of any kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys’ fees, incurred by or imposed on any of the WFUHS Indemnitees (collectively, “Claims”) which arise or may arise at any time out of or in connection with any third-party claim relating to any act or omission of Tengion in connection with this

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Agreement, except to the extent that any such Claims are determined by a court of last resort to be attributable to the gross negligence or willful misconduct of any WFUHS Indemnitee. If any claim is asserted or suit brought against a WFUHS Indemnitee, Tengion will defend the claim or suit at the expense of the Tengion. WFUHS will cooperate with Tengion (at Tengion’s expense) in the management of the defense of the claim or suit. The counsel chosen by Tengion (which may be the same attorneys as those representing Tengion unless prohibited by attorney ethical rules relating to conflict of interest) must be reasonably acceptable to WFUHS; provided, where the Parties are co-defendants, WFUHS will be free to select its own counsel (the cost of which shall be borne by Tengion) if it in good faith determines that an actual or potential material conflict of interest would arise if a single counsel were to represent both Parties in defense of the claim or suit. Tengion will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on WFUHS without WFUHS’s prior written consent, which consent will not be unreasonably withheld.

10.2 Tengion will carry liability insurance adequate to insure its obligations under this Paragraph 10 at its own expense. Upon execution of this Agreement, and upon reasonable request of WFUHS, Tengion will furnish to WFUHS evidence of such insurance.

11. Representations and Warranties; Limitation of Liability.

11.1 WFUHS and Principal Investigator each severally represent and warrant that it and he have the legal right, authority and power or capacity to enter into this Agreement and to perform its respective obligations set forth herein. WFUHS represents and warrants to Tengion that the Principal Investigator is currently an employee of WFUHS and in such capacity has the authority to perform his obligations under this Agreement

11.2 Tengion represents and warrants that it has the legal right, authority and power to enter into this Agreement and to perform its obligations set forth herein.

NO OTHER WARRANTY; LIMITATION OF LIABILITY. EXCEPT AS SET FORTH ABOVE OR IN THE LICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT OR THE RESULTS TO BE OBTAINED FROM THE STUDY, INCLUDING BUT NOT LIMITED TO, THE MARKETABILITY, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE STUDY RESULTS OR ANY SERVICE OR MATERIAL SUPPLIED OR DEVELOPED IN CONNECTION WITH THE STUDY, THAT ANY PATENTABLE INVENTION WILL BE OBTAINED FROM THE STUDY OR THAT THE RESULTS OF THE STUDY WILL NOT INFRINGE UPON OR CONFLICT WITH ANY THIRD PARTY RIGHTS. FURTHER, EXCEPT FOR TENGION’S INDEMNIFICATION OBLIGATIONS TO THE WFUHS INDENMITEES UNDER PARAGRAPH 10.1 FOR THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR INCIDENTAL DAMAGES OR FOR LOST PROFITS, AND EXCEPT FOR TENGION’S INDEMNIFICATION OBLIGATIONS TO THE WFUHS INDENMITEES UNDER PARAGRAPH 10.1 FOR THIRD PARTY CLAIMS, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER AND ALL OTHER PERSONS FOR ALL DAMAGES HEREUNDER (REGARDLESS OF THE CAUSE OR THEORY OF LIABILITY) SHALL NOT IN ANY EVENT EXCEED A SUM EQUAL TO

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THE AGGREGATE AMOUNT PAID BY TENGION TO WFUHS UNDER THIS AGREEMENT. THE FACT THAT TENGION SHALL HAVE ALREADY MADE THE RESEARCH FUNDING PAYMENTS DESCRIBED IN THE PREVIOUS SENTENCE SHALL NOT BE CONSTRUED TO MEAN THAT TENGION SHALL HAVE ALREADY EXHAUSTED ITS LIABILITY UNDER THIS PARAGRAPH.

12. Termination.

12.1 If Atala ceases to be the Principal Investigator and WFUHS fails to identify a successor Principal Investigator acceptable to Tengion in accordance with Paragraph 2.2, WFUHS shall not be in default under this Agreement, but Tengion may terminate this Agreement upon ninety (90) days written notice to WFUHS.

12.2 In the event that either Party defaults or breaches any material provision of this Agreement, the other Party may terminate this Agreement upon thirty (30) days written notice to the Party in default or breach. The Agreement will continue in force and effect, however, if the Party in default or breach cures such default or breach to the reasonable satisfaction of the non-breaching Party within thirty (30) days of the receipt of such notice.

12.3 If (i) either Party becomes bankrupt or insolvent (i.e., not able to pay its debts as they become due), ceases its operations, or files a voluntary petition in bankruptcy, or commences any dissolution, liquidation or winding-up of its affairs, (ii) the business of either Party is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of such Party or otherwise, (iii) any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of either Party is filed and is not dismissed within ninety (90) days, then this Agreement, at the option of the other Party, will terminate, effective on the date notice of such termination is given.

12.4 Starting on January 1, 2007, Tengion shall have the limited right to terminate this Agreement at any time thereafter if, despite the good faith and commercially reasonable efforts of the Parties in accordance with this Agreement, Tengion has failed to produce a first Annual Research Plan that shall have been approved by WFUHS by December 31, 2006, and provided further that WFUHS shall have received written notice of such termination at least ninety (90) days prior to the effective date of termination. Starting on January 1, 2008, Tengion shall have the right to terminate this Agreement at any time, provided that WFUHS shall have received written notice of such termination at least ninety (90) days prior to the effective date of termination.

12.5 If this Agreement is terminated by Tengion, Tengion will pay (i) all reasonable direct costs incurred by WFUHS pursuant to the Study up to and including the effective date of termination, provided all such costs are properly documented and (ii) all reasonable obligations incurred or made by WFUHS directly pursuant to the Study before receipt of notice of termination, even though they may extend beyond such termination date, provided such obligations are not practicably or reasonably cancelable as of or before the effective date of termination. Tengion’s maximum liability under this Paragraph 12.5 will not exceed an amount equal to one Quarterly Payment.

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12.6 Termination of this Agreement for any reason will not relieve the Parties of the duties and obligations accruing or maturing under this Agreement prior to the effective date of such termination, nor shall it terminate the obligations of the Parties under Paragraphs 5, 7, 8, 9 and 10 of this Agreement. If termination by WFUHS pursuant to Paragraphs 12.2 or 12.3 hereof requires WFUHS to terminate the employment of any staff in Principal Investigator’s laboratory involved in the Research, Tengion shall pay the reasonable and necessary employee severance expenses, up to an aggregate amount for all such payments not to exceed, in the case of any personnel or staff, including research fellows, the costs and expenses attributable to the balance of the academic year in which the notice takes effect or the end of the Term, whichever sooner occurs, pro rated based upon the percentage of work time spent on the Research, and in no event exceeding the aggregate amount of the Quarterly Payments for the Research relating to such period. In the event such staff cannot reasonably be terminated promptly consistent with reasonable and customary academic obligations to fellows and research staff, Tengion will support their salary continuation until they can be reassigned, but for no longer than the balance of the academic year in which the notice takes effect or the end of the Term, whichever sooner occurs, provided that WFUHS makes reasonable and diligent efforts to accomplish such reassignment as soon as possible, but in no event exceeding the aggregate amount of the Quarterly Payments for the Research relating to such period. With respect to any particular person, the preceding two sentences are not cumulative, but alternative; Tengion will be required to pay for either salary continuation or severance for any given individual, but not both.

12.7 Except as expressly set forth in the License Agreement, termination of this Agreement for any reason shall not result in the termination of, or otherwise have any effect upon, the License Agreement, which shall remain in full force and effect.

13. Assignment.

13.1 If Tengion is in full compliance in all material respects with this Agreement and the License Agreement, Tengion may assign or otherwise transfer this Agreement and the rights acquired by it hereunder. whether voluntarily, by merger, operation of law or otherwise, only in whole and not in part in conjunction with any assignment or transfer of all its rights and obligations under the License Agreement and only to the assignee or transferee of Tengion’s entire business or of that part of Tengion’s business to which this Agreement directly relates; provided, however, that such assignee or transferee (i) agrees in writing to be bound by the terms and conditions of this Agreement and the License Agreement, (ii) has greater net assets than does Tengion, (iii) is not adverse (i.e., plaintiff vs. defendant or vice versa) to WFUHS or Wake Forest University in any action or suit, (iv) does not, in the reasonable good faith judgment of WFUHS, conduct a business or have a reputation that would be materially detrimental to the reputation of WFUHS or Wake Forest University. With respect to clause (iv) of the preceding sentence, if Tengion provides notice to WFUHS identifying a third party to which Tengion proposes to assign this Agreement, WFUHS shall notify Tengion within fifteen (15) days after receipt of such notice whether such third party conducts a business or has a reputation that is materially detrimental to the reputation of WFUHS or Wake Forest University, along with a description of the reasonable basis for same if such conclusion is that the third party conducts such business or has such a reputation. The position taken by WFUHS in such responsive notice to Tengion shall be binding on WFUHS for one hundred twenty (120) days and should WFUHS fail to provide such notice within such fifteen (15) day period, it shall be deemed to have concluded that such third party does NOT conduct such a business or have such a reputation, which conclusion shall be binding on WFUHS for hundred twenty (120) days from the end of such fifteen (15) day period.

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14. Notices.

All notices, requests, consents or other communications under this Agreement that are required to be in writing will be deemed given when sent by registered or certified mail, return receipt requested, or by express mail (e.g. Federal Express) addressed to the Parties as follows:

If to Tengion:	Tengion, Inc.
ATTN: VP, Science & Technology
2200 Renaissance Boulevard
Suite 150
King of Prussia, PA 19406

With a copy to:

Tengion, Inc.
ATTN: General Counsel
2200 Renaissance Boulevard
Suite 150
King of Prussia, PA 19406

If to WFUHS:	Director, Industry Research
Office of Research
Wake Forest University Health Sciences
Medical Center Boulevard
Winston-Salem, NC 27157

or to such other address or addresses as may from time to time be designated in writing by either Party to the other pursuant to the terms hereof.

15. Miscellaneous.

15.1 The headings in this Agreement are intended solely for convenience or reference and will be given no effect in the construction or interpretation of this Agreement.

15.2 This Agreement, including attached appendices, together with the License Agreement, supersedes all prior and contemporaneous oral and written proposals, communications, agreements, promises and understanding, if any, and sets forth the entire agreement of the Parties with respect to its subject matter hereof and may not be altered or amended except in writing, signed by an authorized representative of each Party.

15.3 This Agreement is made and entered into in the State of North Carolina and shall be governed, construed and enforced in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles. Any dispute, claim or controversy arising between

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the Parties regarding the terms or performance of this Agreement, or the breach or validity hereof, shall be adjudicated only in a state or federal court of competent jurisdiction in (i) Forsyth County, North Carolina and the U.S. District Court for the Middle District of North Carolina in the case of a lawsuit or other action initiated by Tengion as plaintiff, and (ii) New Castle County, Delaware and the U.S. District Court of the District of Delaware in the case of a lawsuit or other action initiated by WFUHS as plaintiff. Both Parties hereby consent to the exclusive jurisdiction and venue of such courts for all purposes and waive all rights to contest the same.

15.4 In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations hereunder, the Parties shall attempt to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) business days following receipt of such notice, appropriate representatives of the Parties shall meet for good faith negotiations. If such representatives are unable to resolve the disputed matters, the matters shall be referred to the employee of WFUHS to whom OTAM directly reports and Chief Executive Officer of Tengion for discussion and resolution. If such individuals are unable to resolve the dispute within thirty (30) days of initiating discussions, the Parties agree first to submit the dispute to non-binding mediation in Winston-Salem, North Carolina for a period of twenty (20) days before resorting to litigation or another agreed dispute resolution mechanism.

15.5 No waiver of any default, condition, provision or breach of this Agreement will be deemed to imply or constitute a waiver of any other like default, condition, provision or breach of this Agreement.

15.6 If any paragraph, term, condition or provision of this Agreement will be found, by a court of competent jurisdiction, to be invalid or unenforceable, then the paragraph, term, condition or provision so found will be deemed severed from this Agreement, but all other paragraphs, terms, conditions and provisions will remain in full force and effect.

15.7 The Parties are independent contractors and nothing contained herein will be construed as establishing an employer-employee, joint venture, partnership or principal-agent relationship between the Parties. In addition, neither Party will have the right to incur any debt nor expense for the account of the other Party except as may expressly be agreed upon by separate written agreement.

15.8 Neither Party will use or cite in any manner the names, likenesses, trademarks or logos of the other party, or any of their corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of either Party or such affiliates, nor any adaptation of any of the foregoing, either expressly or by implication, in any news release, advertisement, promotional, or sales literature or other public or published statement without the express prior written permission of the other Party and the applicable individual if such individual’s name, photograph or depiction is used. However, nothing herein will prohibit any disclosure that is required by any applicable law or regulation or by any governmental authority. The Parties have consented to the release of the press releases attached hereto as Appendix B.

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15.9 Paragraphs 5, 7, 8, 9, 10, 11, 12.5, 13 and 14 will survive the expiration or termination of this Agreement.

15.10 Each Party has consulted its own counsel during the drafting of this Agreement and agrees that in the event of a dispute, the language of this Agreement will not be deemed to have been drafted by either individual party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers duly authorized as of the date first written above.

WAKE FOREST UNIVERSITY HEALTH SCIENCES		TENGION, INC.

BY:	/s/ Richard H. Dean	BY:	/s/ Steven A. Nichtberger
	Richard H. Dean		Steven A. Nichtberger
	President & CEO		President and CEO

I have read, understood and hereby acknowledge my responsibilities and agree to perform my obligations under this Agreement.

/s/ Anthony Atala
Anthony Atala, M.D., Principal Investigator

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Appendix A to the Research Agreement between Wake Forest University Health Sciences and Tengion, Inc. with an effective date of January 1, 2006.

Sponsored Research Plan between Wake Forest University Health

Sciences/Wake Forest Institute of Regenerative Medicine and Tengion, Inc.

Section I – Overview

1. Purpose: The objective of the Sponsored Research Plan (the “Plan”) shall be to further the science of regenerative medicine, to reduce to practical utility the scientific efforts, to further the development of specific applications of the science and to assist in Tengion’s commercialization of products and its associated regulatory filings.

2. Scope: The field of regenerative medicine is an emerging area of science that incorporates many disciplines of science. The Plan will undertake to integrate existing knowledge or new discoveries and create either improvements, original work or provide for further efforts in the field with deliverables that can be used to alleviate genitourinary or vascular maladies. The Plan will have efforts to support overall development of improvements to genitourinary and vascular applications and will initially have two focused programs, the “Renal Program” and the “Vessel Program”. The scope of the Plan is subject to changes as appropriate and agreed to by the parties.

3. Budgeting: The parties will establish a process for the allocation of resources for the programs, including the determination of appropriate WFIRM staffing and spending.

Section II – Summary of Efforts

The Plan will include efforts on science, technology and specific applications within the Licensed Field including the efforts such as those listed below. The efforts listed below are necessarily broad in order not to limit the scope of the Plan (and not as a requirement that WFUHS complete each and every item in this Section II). The efforts are as follows:

1. Science and Technology

* [1 page omitted.]

2. Genitourinary and Vascular Applications

* [2 pages omitted.]

Section III – Vessel Program

* [3 pages omitted.]

Section IV – Renal Program

* [5 pages omitted.]

Section V

The following Chart summarizes Tengion Commercialization Milestones and related WFIRM Deliverables.

Tengion Milestone – Vessel Program	WFIRM Deliverables
Begin commercial pre-clinical studies for AV graft-2Q 07	*
Pre-IND meeting with FDA for AV graft-2Q 07	*
Initiate human clinical trial for AV graft-1Q 08	*
Tengion Milestone – Renal/EPO Program	WFIRM Deliverables
*
*

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Appendix B to the Research Agreement between Wake Forest University Health Sciences and Tengion, Inc. with an effective date of January 1, 2006.

Collaboration Established Between Wake Forest University Health Sciences and Tengion to

Advance Regenerative Medicine Research

WINSTON-SALEM, N.C., AND KING OF PRUSSIA, PA.,— Wake Forest University Health Sciences and Tengion Inc. announced today they have entered into two agreements in the field of regenerative medicine that will advance the development of organs and tissues to treat human diseases and disabilities.

Under a multi- year, multi-million-dollar agreement, Tengion will provide funding to Wake Forest for research to be conducted at the Wake Forest Institute for Regenerative Medicine under the direction of Anthony Atala, M.D., an internationally recognized expert in the field of regenerative medicine and the William Boyce Professor and Chair of the Department of Urology at Wake Forest University School of Medicine.

The primary focus of the research will be on creating “neo-organs” and tissues. Neo-organs and tissues are derived from a patient’s own cells that are grown on a scaffold or model that is bioresorbable, or can be absorbed by the body. These neo-organs become functional replacements after being implanted in the patient’s body. Since they come from a patient’s own cells (autologous cells) there is virtually no risk of rejection from the body’s immune system.

Tengion has a licensing agreement to develop and market technology that Atala developed while he was at Children’s Hospital Boston, Harvard University’s pediatric teaching hospital. The company is on track to begin clinical trials of its first product, a neo-bladder, by the end of 2006.

Tengion will fund research projects at the institute that focus on vascular and genitourinary (relating to the urinary organs or their functions) applications. A second agreement provides an exclusive worldwide license or option for Tengion to develop any technology that results.

Richard H. Dean, M.D., president and CEO of the Wake Forest University Health Sciences, said, “The research and license agreements with Tengion will formalize our relationship with a leading company in the field of regenerative medicine and will accelerate our efforts to bring our scientific advances from the laboratory to patients in need.”

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Steven Nichtberger, M.D., president and CEO of Tengion Inc., said, “This collaboration will allow us to work more closely with some of the leading regenerative medicine researchers in the world and accelerate our efforts to make regenerative medicine products a reality for patients.”

Atala, whose 15 years of work creating organs and tissues has been widely published in peer reviewed journals, has received numerous awards and honors, including the U.S.-Congress-funded Christopher Columbus Foundation Award, bestowed on a living American who is currently working on a discovery that will significantly affect society, and the Scientific American, Research Leader Award, for his contributions to tissue and organ regeneration. Atala is the founding scientist and chairman of Tengion’s Scientific Advisory Board and serves on its board of directors.

Headquartered in King of Prussia, Penn., Tengion has research offices and a development laboratory in Winston-Salem. The Institute for Regenerative Medicine will locate in Piedmont Triad Research Park in January.

###

Media Contacts:

Wake Forest: Karen Richardson, krchrdsn@wfubmc.edu, Shannon Koontz,

shkoontz@wfubmc.edu, at (336) 716-4587.

Tengion: Gary Sender, (610) 292-8364, gary.sender@tengion.com

Wake Forest University Baptist Medical Center is an academic health system comprised of North Carolina Baptist Hospital and Wake Forest University Health Sciences, which operates the university’s School of Medicine and its other related enterprises including the Piedmont Triad Research Park. The Medical School is ranked 4th in the Southeastern United States in revenues from its licensed intellectual property. The Wake Forest Institute for Regenerative Medicine is an international leader in the translation of scientific discovery to clinical therapies. The Institute applies the principles of regenerative medicine to treat human diseases and disabilities. Its mission is to improve patient care by continuing to develop and disseminate novel clinical therapies for the functional repair and replacement of diseased tissues and organs.

Tengion is a leader in developing neo-organs and tissues, such as bladders, that are derived from the patient’s own cells. Tengion’s proprietary approach to regenerative medicine has the potential to enable people with organ and tissue failure to lead healthier lives without donor transplants or the side effects of current therapies. Headquartered in King of Prussia, PA, Tengion also has research facilities located in Winston-Salem, N.C. For more information, visit Tengion online at: http://www.tengion.com.

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Office of Technology Asset Management

September 14, 2006

Dr. Steven Nichtberger

Chief Executive Officer

Tengion, Inc.

2200 Renaissance Blvd.

Suite 150

King of Prussia, PA 19406

Re:	Research Agreement between Wake Forest University Health Sciences and Tengion, Inc. with an effective date of January 1, 2006

Dear Steven:

I am writing to memorialize our agreement related to amendments to the above-referenced Research Agreement (the “SRA”). Capitalized terms used, but not defined, herein shall have the meanings given them in the SRA. The SRA is hereby amended as follows:

1. A new third recital phrase is hereby added immediately after the second recital and reads as follows:

WHEREAS, Dr. Mark Van Dyke (“Van Dyke”) is a faculty member in the Wake Forest Institute for Regenerative Medicine; and”

2. The sixth recital is deleted in its entirety and replaced with a new sixth recital which reads as follows:

“WHEREAS, Van Dyke (the “Principal Investigator”) is a duly qualified investigator at WFUHS who has agreed to conduct the Milestones and Studies as the Principal Investigator at WFUHS; and”

3. The second sentence of Paragraph 1.2 is hereby deleted in its entirety and replaced with a new second sentence which reads as follows:

Tengion, with the prompt, timely and reasonable cooperation of the Principal Investigator, shall manage the preparation of each Annual Research Plan and schedule follow-up consultations and meetings with WFUHS, the Principal Investigator and the Scientific Advisor in a manner so that an initial draft is received by WFUHS not later than September 30 preceding the year to which the Annual Research Plan relates and the final Annual Research Plan is approved no later than December 1 preceding the year to which the Annual Research Plan relates.”

Wake Forest University Health Sciences
One Technology Place • 200 East First Street • Suite 101 • Winston-Salem, North Carolina 27101
(336) 716-3729 • (336) 777-3259

— Page 2	September 14, 2006

4. A new Paragraph 2.1.1 is hereby added and reads a follows:

“2.1.1	Tengion and WFUHS will appoint a mutually acceptable Scientific Advisor by way of a letter signed by both parties. The Scientific Advisor will provide strategic guidance for the Research and, solely in an advisory capacity, will provide secondary analysis of the data generated in the course of the Research. Except as provided in the preceding sentence, the Scientific Advisor will not have responsibility for the design or implementation of the Research or the analysis or reporting of the results, and will not have decision making authority for any aspect of the Research. Without limiting the generality of the foregoing, the Scientific Advisor will not be involved in the collection and initial analysis of primary data generated in the course of the Research, and will not have financial management responsibility for the funds provided under Paragraph 4 below.”

5. The third sentence of Paragraph 2.2 is hereby deleted in its entirety and replaced with a new third sentence which reads as follows:

“If the Scientific Advisor becomes unavailable and Tengion elects to terminate this Agreement under Paragraph 12.1.1 below and to enter into an agreement with another institution at which the Scientific Advisor is then employed to continue the Research, WFUHS shall provide, at Tengion’s expense, general cooperation and assistance in transferring the Research to the succeeding institution, including facilitating transfer to the succeeding institution of samples of materials (if possible), data and Know-How needed for the Research.”

6. A new Paragraph 2.4 is hereby added as follows:

“2.4	WFHUS acknowledges that its Conflict of Interest Committee has taken what it reasonably considers to be appropriate action to manage conflicts of interest that have arisen in the course of the Research, and will continue to do so from time to time as it deems reasonably necessary.”

7. The first sentence of Paragraph 5.2 is hereby deleted in its entirety and replaced with a new first sentence which reads as follows:

“During the Term of this Agreement, the Principal Investigator and such of the Researchers as are reasonably requested by the Office of Technology Management at WFUHS (“OTAM”) or by Tengion, shall meet on a calendar quarter basis (“Quarterly Meeting”) at WFUHS in Winston-Salem, North Carolina with representatives of Tengion and, if they desire to attend, representatives of OTAM, to discuss the progress and results of the Research and to consider modifications of the Research, if any, based on such progress and results.”

8. The following sentence is hereby added to the end of Paragraph 5.3:

“Contemporaneously with the delivery to OTAM and Tengion of the technical report (or, as the case may be, the final comprehensive report, contemplated above), the Scientific Advisor will deliver an electronic mail to OTAM and Tengion stating that he has reviewed the report and stating either that he (i) agrees with all material aspects of the report or (ii) does not agree with all material aspects of the report, identifying the aspects with which he does not agree and explaining the nature of his disagreement.

9. The first sentence of Paragraph 11.1 is hereby deleted in its entirety and hereby replaced with a new first sentence which reads as follows:

“WFUHS represents and warrants that it has the legal right, authority and power to enter into this Agreement and to perform its obligations set forth herein.

— Page 3	September 14, 2006

10. Paragraph 12.1 is hereby deleted in its entirety and hereby replaced with a new Paragraph 12.1 which reads as follows:

12.1	If Van Dyke ceases to be the Principal Investigator and WFUHS fails to identify a successor Principal Investigator that is reasonably acceptable to Tengion in accordance with Paragraph 2.2, WFUHS shall not be in default under this Agreement, but Tengion may terminate this Agreement upon ninety (90) days written notice to WFUHS.”

11. A new Paragraph 12.1.1 is hereby inserted which reads as follows:

“12.1.1 If the Scientific Advisor is no longer available to perform his duties under this Agreement, WFUHS and Tengion will first attempt to locate a mutually acceptable replacement Scientific Advisor. If such a mutually acceptable replacement cannot be located, WFUHS shall not be in default under this Agreement, but Tengion may terminate this Agreement upon ninety (90) days written notice to WFUHS.”

Except as amended as set forth above, the SRA as originally executed remains in full force and effect.

If the foregoing correctly sets forth the agreed amendments to the SRA, please indicate your approval by executing this letter and returned to me at your earliest convenience.

Sincerely,

WAKE FOREST UNIVERSITY HEALTH SCIENCES

By:	/s/ Michael Batalia
Michael Batalia
Director, Technology Asset Management

ACCEPTED AND AGREED:

TENGION, INC.

By:	/s/ Steven Nichtberger
Steven Nichtberger, M.D.
Chief Executive Officer

Date:

READ AND UNDERSTOOD

By:	/s/ Mark Van Dyke
Mark Van Dyke, Ph.D.